Exhibit 10.3

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of July 22, 2026 (the “Amendment Effective Date”), by and between 400 WORLDWIDE, LLC, a Florida limited liability company (“Landlord”), and SKYX PLATFORMS CORP., a Florida corporation, d/b/a Sky Technologies (“Tenant”).

RECITALS

A. WHEREAS, 400 Biscayne Commercial Owner, LP (“Original Landlord”) and Tenant entered into that certain Lease Agreement dated October 1, 2022 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement dated November 13, 2023 (the “First Amendment”; the Original Lease, as amended by the First Amendment, the “Lease”), with respect to certain premises located at 398 NE 5th Street, Floors 11-12, Miami, Florida 33132, as subsequently assigned from Original Landlord to Landlord pursuant to that certain Assignment and Assumption of Lease, date September 30, 2024.

B. WHEREAS, the Premises consist of approximately 32,172 rentable square feet, comprised of approximately 16,086 rentable square feet on the 11th floor of the Building (the “11th Floor Space”) and approximately 16,086 rentable square feet on the 12th floor of the Building (the “12th Floor Space”).

C. WHEREAS, Landlord and Tenant desire to further amend the Lease to address renewal options, the sublease of the 12th Floor Space and exterior façade signage rights, the 11th-floor desk rental program, renovation reimbursement and rent credits, parking, and certain requirements for renovation work to the 12th Floor Space.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Recitals; Defined Terms. The foregoing recitals are true and correct and are hereby incorporated herein by this reference. All capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

2. Renewal Options; Updated Base Rent Table.

2.1 Renewal Options. Section 3(b) and Section 3(c) of the Lease are hereby deleted in their entirety and replaced with the following:

“Tenant shall have two (2) consecutive options to renew the Lease Term for additional periods of five (5) years each (each, a “Renewal Term”), on the same terms and conditions set forth in the Lease, except as otherwise provided herein. Tenant may exercise the first renewal option by delivering written notice to Landlord not later than twelve (12) months before the then-scheduled Expiration Date. Only if Tenant timely exercises the first renewal option, Tenant may exercise the second renewal option by delivering written notice to Landlord not later than twelve (12) months before the expiration of the first Renewal Term. Each renewal option is conditioned on the Lease being in full force and effect and no Event of Default then existing when Tenant gives the exercise notice or when the applicable Renewal Term commences. Base Rent for the first Lease Year of the first Renewal Term (if applicable) shall be equal to one hundred three percent (103%) of the Base Rent per rentable square foot per annum payable immediately before the commencement of the first Renewal Term and Base Rent shall increase by three percent (3%) on each annual anniversary thereafter during the first Renewal Term. Base Rent for the first Lease Year of the second Renewal Term (if applicable) shall be equal to one hundred three percent (103%) of the Base Rent per rentable square foot per annum payable immediately before the commencement of the second Renewal Term, and Base Rent shall increase by three percent (3%) on each annual anniversary thereafter during the second Renewal Term.”

2.2 Updated Base Rent Table. Commencing on the Amendment Effective Date, the Base Rent table set forth in Schedule 6(b) of the Lease is hereby amended, restated and replaced with the following Base Rent table:

Lease Year of Term	Base Rent Per Rentable Square Foot Per Annum	Annual Base Rent (based on 16,086 RSF)***	Monthly Base Rent (based on 16,086 RSF)
3*	$104.04	$1,673,513.52	$139,459.46
4	$107.16	$1,723,718.93	$143,643.24
5	$110.37	$1,775,430.49	$147,952.54
6	$113.68	$1,828,693.41	$152,391.12
7	$117.09	$1,883,554.21	$156,962.85
8	$120.61	$1,940,060.84	$161,671.74
9	$124.22	$1,998,262.66	$166,521.89
10	$127.95	$2,058,210.54	$171,517.55
11**	$131.79	$2,119,956.86	$176,663.07

*Lease Year 3 as shown above reflects Base Rent payable commencing on the Amendment Effective Date

**Lease Year 11 refers to the four (4) month period following the end of the tenth (10th) Lease Year.

***The Base Rent above reflects the fact that Tenant will only be paying Base Rent on the 11th Floor Space and not the entirety of the Premises (i.e., not on the 12th Floor Space that has been subleased)

Lease Year of Renewal Term(s)	Base Rent Per Rentable Square Foot Per Annum	Annual Base Rent (based on 16,086 RSF)*	Monthly Base Rent (based on 16,086 RSF)
First Renewal Term (if applicable)
1	$135.74	$2,183,555.56	$181,962.96
2	$139.81	$2,249,062.23	$187,421.85
3	$144.01	$2,316,534.10	$193,044.51
4	$148.33	$2,386,030.12	$198,835.84
5	$152.78	$2,457,611.02	$204,800.92
Second Renewal Term (if applicable)
6	$157.36	$2,531,339.35	$210,944.95
7	$162.08	$2,607,279.54	$217,273.29
8	$166.95	$2,685,497.92	$223,791.49
9	$171.95	$2,766,062.86	$230,505.24
10	$177.11	$2,849,044.74	$237,420.40

*The Base Rent above reflects the fact that Tenant will only be paying Base Rent on the 11th Floor Space and not the entirety of the Premises (i.e., not on the 12th Floor Space that has been subleased)

2.3 Rent Credit for Subleased Space. Landlord and Tenant acknowledge and agree that simultaneously with the execution of this Amendment, such parties are entering into a Sublease Agreement (the “12th Floor Sublease Agreement”) whereby Landlord, as subtenant, will sublease the 12th Floor Space from Tenant, as sublandlord, for the remainder of the Lease Term (as may be extended). In accordance with the terms of the 12th Floor Sublease Agreement, Tenant shall (in lieu of any sublease rental payments by Landlord) receive a Sublease Rent Credit for each full calendar month beginning on the later of (i) July 1, 2026 and (ii) the first day of the first calendar month following the Sublease Effective Date (as defined in the 12th Floor Sublease Agreement), and continuing each month for the duration of the term of the 12th Floor Sublease Agreement. As used herein, “Sublease Rent Credit” shall mean and refer to (i) a monthly rent credit equal to the portion of Base Rent due and payable by Tenant under the Lease attributable to the 12th Floor Space as well as (ii) a pro rata reduction of Tenant’s Proportionate Share of Operating Expenses and Taxes (i.e., a proportionate reduction of Tenant’s Operating Payment and Tenant’s Tax Payment) to reflect that Tenant is only using and occupying the 11th Floor Space and not the 12th Floor Space. For the avoidance of doubt, (x) the Base Rent schedule set forth in Section 2.2 above already accounts for such Sublease Rent Credit, and, therefore, the Sublease Rent Credit shall not be further deducted from such Base Rent amounts set forth in Section 2.2, and (y) aside from the proportionate reduction of Tenant’s Operating Payment and Tenant’s Tax Payment as described above, Tenant shall continue to be responsible to pay all Additional Rent payments attributable to the 11th Floor Space (without credit or reduction) due and payable under the Lease including, without limitation, all costs and expenses related to the 11th Floor Space, Tenant’s parking, all utilities or services separately contracted by Tenant and/or Tenant’s Exterior Façade Signage. For the avoidance of doubt, the Sublease Rent Credit and related rent adjustment reflected in this Section 2.3 are intended to cause Tenant to bear no Rent, Additional Rent, Taxes, Operating Expenses, utilities, services, assessments, charges, costs or expenses under the Lease to the extent attributable solely to the 12th Floor Space or to Subtenant’s use, occupancy, operation, maintenance, repair, alteration, improvement, licensing or subleasing of the 12th Floor Space during the term of the 12th Floor Sublease Agreement.

3. Tenant Improvement Allowance; 12th Floor Reimbursement; 11th Floor Improvements; Showroom Renovation Reimbursement. Notwithstanding anything to the contrary contained in the Lease, including, without limitation, Section 3.6 of the Work Letter attached to the Lease as Exhibit “B,” Landlord and Tenant acknowledge and agree that Landlord’s remaining obligations with respect to the Tenant Improvement Reimbursement described in the Work Letter shall be modified and satisfied as specifically set forth in this Section 3. For purposes of this Amendment, the Tenant Improvement Reimbursement may also be referred to as the “Tenant Improvement Allowance”.

3.1 Acknowledgment of Prior Disbursements. Landlord and Tenant acknowledge that the Lease provides for a Tenant Improvement Reimbursement in the amount of Two Million Two Hundred Fifty-Two Thousand Forty and No/100 Dollars ($2,252,040.00) to be applied solely toward the costs of construction of Tenant’s Work, including the reasonable costs of design, space planning, consultants and construction drawings, and for no other purpose, subject to the terms and conditions of the Work Letter, which allowance was evenly allocated between Tenant’s Work in the 11th Floor Space and the 12th Floor Space. Landlord and Tenant further acknowledge that, as of the Amendment Effective Date, Landlord has disbursed an amount equal to One Million Six Hundred Thirty-Eight Thousand Eight Hundred Ninety-Five and No/100 Dollars ($1,638,895.00) of the Tenant Improvement Allowance, consisting of Eight Hundred Nineteen Thousand Four Hundred Forty-Seven and 50/100 Dollars ($819,447.50) attributable to the 11th floor portion of the Premises and Eight Hundred Nineteen Thousand Four Hundred Forty-Seven and 50/100 Dollars ($819,447.50) attributable to the 12th floor portion of the Premises.

3.2 12th Floor Reimbursement. Landlord and Tenant acknowledge that Tenant has incurred actual construction costs with respect to the 12th Floor Space in the amount of Nine Hundred Twelve Thousand Seven Hundred Eighty-Six and 51/100 Dollars ($912,786.51). Accordingly, subject to Tenant’s satisfaction of the Payment Conditions and the additional conditions set forth in this Amendment, Landlord shall reimburse Tenant in the amount of Ninety-Three Thousand Three Hundred Thirty-Nine and 01/100 Dollars ($93,339.01), representing the excess of such actual 12th floor construction costs over the Eight Hundred Nineteen Thousand Four Hundred Forty-Seven and 50/100 Dollars ($819,447.50) portion of the Tenant Improvement Allowance previously disbursed with respect to the 12th Floor Space. Landlord shall have no obligation to make such reimbursement unless and until Tenant has delivered to Landlord invoices, paid receipts, written draw request materials, architect certifications, final releases of lien, releases of lien from any subcontractor or material supplier that has given Landlord a Notice to Owner, and executed terminations of notices of commencement, in recordable form, in each case to the extent required under the Work Letter and reasonably required by Landlord in connection with such work to the 12th Floor Space. Landlord may withhold any reimbursement or credit until the foregoing items have been delivered to Landlord’s reasonable satisfaction.

3.3 Remaining 11th Floor Tenant Improvement Allowance. Subject to Tenant’s satisfaction of the Payment Conditions and the other applicable requirements of the Lease, the Work Letter and this Amendment, Landlord shall make available to Tenant a remaining Tenant Improvement Allowance in an amount not to exceed Three Hundred Six Thousand Five Hundred Seventy-Two and 50/100 Dollars ($306,572.50), solely for improvements made by Tenant to the 11th Floor Space. The remaining Tenant Improvement Allowance allocated to the 11th Floor Space shall be disbursed or credited only for costs that are permitted uses of the Tenant Improvement Reimbursement under the Work Letter, and shall not be applied to personal property, signage, trade fixtures, furniture systems, data cabling or wiring, or improvements not affixed to the Premises, except to the extent expressly approved by Landlord in writing pursuant to this Amendment. In no event shall Landlord be obligated to pay or credit any portion of the remaining Tenant Improvement Allowance (whether allocated to the 11th Floor Space or 12th Floor Space) unless Tenant is not then in default under the Lease or the Work Letter and Tenant has satisfied all applicable Payment Conditions. For the avoidance of doubt, Landlord shall have no obligation to fund the cost of any improvements to the 11th Floor Space or the 12th Floor Space or otherwise except as expressly provided for in this Section 3.

3.4 11th Floor Showroom Renovation Reimbursement. In addition to the remaining portion of the Tenant Improvement Allowance allocated to the 11th Floor Space as described in Section 3.3 above, Landlord shall reimburse Tenant, or at Landlord’s election provide Tenant a credit against Base Rent payable for the 11th Floor Space, for Landlord-approved and documented out of pocket renovation expenses incurred by Tenant in modifying offices in the 11th Floor Space to accommodate the creation of Tenant’s showroom space therein, but only to the extent such expenses exceed the remaining portion of the Tenant Improvement Allowance allocated to the 11th Floor Space (i.e., $306,572.50) as described in Section 3.3 above. Tenant acknowledges and agrees that in no event shall such excess showroom renovation expenses exceed Two Hundred Thousand and No/100 Dollars ($200,000.00) in the aggregate. Tenant shall deliver to Landlord a final detailed estimate of such excess expenses, together with the proposed scope of work, plans and specifications, contractor and subcontractor information, construction schedule, permit information, and such other supporting documentation as Landlord may reasonably require, for Landlord’s review and written approval before Landlord shall have any obligation to reimburse or credit any such amount. Any reimbursement or rent credit under this Section 3.4 shall be subject to Landlord’s prior written approval of the final detailed estimate and applicable supporting documentation, Tenant’s compliance with the Lease and Work Letter, and Tenant’s delivery of final lien waivers and releases and other Payment Conditions to the extent applicable to the showroom renovation work.

3.5 Application of Credits; No Duplication. Any rent credit provided pursuant to this Section 3 shall be applied against Base Rent payable by Tenant for the 11th Floor Space in accordance with the rent schedule and related adjustments approved by Landlord and Tenant in connection with this Amendment. Tenant shall not be entitled to duplicate reimbursement, duplicate rent credit or any payment in excess of the amounts expressly provided in this Section 3 for the same cost, invoice, item of work or improvement. Upon Landlord’s payment or application of the amounts expressly required under this Section 3, Landlord shall be deemed to have fully satisfied all remaining obligations with respect to the Tenant Improvement Allowance and Tenant Improvement Reimbursement under the Lease and Work Letter, except only for any Landlord-approved showroom renovation reimbursement or rent credit expressly required under Section 3.4 above.

4. 12th Floor Sublease; Exterior Façade Signage. Landlord acknowledges that Tenant timely exercised the Exterior Façade Right, as confirmed in the First Amendment. Landlord further acknowledges and agrees that any sublease by Tenant of all or any portion of the 12th Floor Space shall not, by itself, cause Tenant to fail to satisfy the requirement in Section 12(c)(ii)(1) of the Lease that Tenant be leasing a minimum of 32,172 rentable square feet in the Building, so long as Tenant remains the tenant under the Lease with respect to all of the Premises and no Event of Default exists. The Exterior Façade Right and Exterior Façade Signage shall remain personal to Tenant and shall not be transferred to any third party under any circumstances, except to the extent expressly approved by Landlord in accordance with Section 12(c) of the Lease. Landlord shall reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, in connection with any governmental, permitting, administrative or other matter reasonably necessary to preserve, maintain, confirm or implement Tenant’s Exterior Façade Right and Exterior Façade Signage.

5. 11th-Floor Desk Rental Program; Permitted Transfer. Notwithstanding anything to the contrary in Section 29 of the Lease, Tenant’s office sharing, desk rental, coworking or similar arrangements within the 11th Floor Space of the Premises (each, a “Desk Rental Arrangement”) shall be deemed a Permitted Transfer and shall not be subject to the transfer restrictions, consent requirements, recapture rights, review-cost reimbursement obligations or net-rent sharing provisions of Section 29 of the Lease, provided that each Desk Rental Arrangement complies with all of the requirements set forth in this Section 5 (collectively, the “Desk Rental Requirements”):

5.1 Capacity and Access. The aggregate number of desk-rental customers, licensees and other users under all Desk Rental Arrangements shall not exceed fifty (50) persons at any time. Landlord shall issue not more than fifty (50) access fobs for the Desk Rental Arrangements, and Tenant or the applicable desk-rental manager shall be responsible for registering all desk-rental customers and providing Building management with an up-to-date monthly list of all such customers and corresponding fob information.

5.2 Access Control. No desk-rental customer or other user shall be provided access to the Premises or the Building unless such person has a valid access fob or, during the desk-rental manager’s stated hours of operation, an employee of the desk-rental manager is present in the 11th Floor Space of the Premises to verify such person’s identity and authorization to access the Premises. Tenant or the desk-rental manager shall provide Landlord with the hours during which a desk-rental manager employee will be present in the 11th Floor Space of the Premises, and lost fobs shall be replaced only at the cost established by Landlord or Building management from time to time.

5.3 Customer Agreements; Landlord Approval of Form. Each agreement with a desk-rental customer shall have a minimum term of one (1) month with thirty (30) days’ prior notice for cancellation and shall require the desk-rental customer to comply with the Lease, the Rules and Regulations, the Building access and security procedures, and the Desk Rental Requirements. Prior to Tenant or any desk-rental manager entering into the Desk Rental Arrangement, Tenant shall submit the proposed form of desk-rental agreement to Landlord for Landlord’s prior written review and approval. Tenant shall not execute, deliver, use or permit any desk-rental manager to execute, deliver or use any desk-rental agreement except pursuant to a form approved in writing by Landlord. Any subsequent material amendment, modification, supplement or replacement of the approved form, and any material deviation from the approved form in any desk-rental agreement, shall require Landlord’s prior written review and approval before becoming effective. Landlord’s approval of any form shall not constitute approval of any particular desk-rental customer or waive any of Landlord’s rights under the Lease or this Amendment.

5.4 Amenities and Parking. Desk-rental customers shall have no right to use any Building amenities, including the gym, pool or related areas, and shall have no right to use Tenant’s Parking Spaces (except as set forth below), valet parking or any other Building parking, in each case unless specifically agreed-to by Landlord in writing. Each Desk Rental Arrangement shall expressly include these prohibitions. Employees of Tenant’s desk-rental manager and desk-rental customers with a desk-rental agreement having a minimum term of one (1) year may use Tenant’s Parking Spaces, but only to the extent Tenant allocates such spaces to them and their vehicles are registered with Building management in advance.

5.5 Indemnity; Nuisance; Landlord Termination Right. Tenant shall indemnify, defend and hold harmless Landlord from and against all claims arising out of or relating to the acts or omissions of any desk-rental manager and any desk-rental customer, employee, guest or invitee. Tenant shall promptly cause any desk-rental customer or user who becomes a nuisance, violates the Lease or the Rules and Regulations, or is involved in repeated incidents at the Building to be removed from the Desk Rental Arrangement and denied further access to the Building. If Landlord determines, in Landlord’s reasonable discretion based on documented events, that any desk-rental customer constitutes or has caused a nuisance, disruption or material interference with Building operations, Building security, other tenants or occupants, or the use or operation of the Common Area, including, without limitation, substantial congestion or delays caused by access control issues, excessive visitor volume or excessive or overwhelming elevator usage (a “Desk Rental Customer Default”), then Landlord shall have the right to require Tenant to terminate the applicable desk-rental customer’s desk-rental agreement if Tenant cannot cure such Desk Rental Customer Default with fifteen (15) days after receiving Landlord’s written notice describing the applicable default in reasonable detail. Tenant shall comply with any such notice within the time period stated therein. If more than three (3) uncured Desk Rental Customer Defaults shall occur within any rolling twelve-month period during the Lease Term, Landlord shall have the right to require that Tenant cease the entire Desk Rental Arrangement and/or desk rental operations upon written notice, without any further opportunity to cure any Desk Rental Customer Default. Upon any termination of the entire Desk Rental Arrangement by Landlord, Tenant shall not enter into or extend any desk-rental agreements, and all existing desk-rental agreements shall be terminated at the end of each such desk-rental agreement’s term, but in no event more than sixty (60) days after the date the Desk Rental Arrangement is terminated by Landlord. Any cessation of the entire Desk Rental Arrangement pursuant to this Section 5.5 shall not reduce Tenant’s Rent obligations, release Tenant from any obligation under the Lease or this Amendment, or entitle Tenant to any claim, offset, deduction, abatement or other remedy against Landlord.

5.6 Alterations and Improvements. The treatment of Desk Rental Arrangements as Permitted Transfers shall not limit Landlord’s approval rights over any alterations, improvements, installations, signage, furniture systems, cabling or other physical changes to the shared desk space. Tenant shall not perform, permit or allow any such work unless Landlord has approved the work in writing, which approval may be granted, withheld, conditioned or denied by Landlord in Landlord’s sole and absolute discretion. All approved work shall remain subject to the Lease, including all construction insurance, lien, plans and specifications, restoration and removal requirements.

5.7 No Release; Defaults. Tenant shall remain fully and primarily liable for the Lease and for all acts, omissions and defaults of any desk-rental manager and any desk-rental customers, employees, guests and invitees. Any failure to comply with the Desk Rental Requirements shall constitute a default under the Lease, subject to any applicable notice and cure periods expressly provided in the Lease.

6. Parking. Effective as of the Amendment Effective Date, Section 11(a) of the Lease and Section 5 of the First Amendment are amended to provide that Tenant shall be entitled to a maximum of thirty-two (32) Tenant’s Parking Spaces, which shall include the three (3) Reserved Parking Spaces. Tenant shall have no right to use or require Landlord to provide the thirty-two (32) parking spaces released by Tenant pursuant to this Amendment, except to the extent additional spaces are available and Landlord and Tenant enter into a separate written agreement for such additional spaces. Except as expressly modified herein, all parking terms and conditions set forth in the Lease remain in full force and effect.

7. Security Deposit Reduction Schedule. Notwithstanding anything to the contrary contained in Section 8(a) of the Lease, effective as of the Amendment Effective Date, the Letter of Credit shall be reduced to an amount equal to $1,500,000.00. Provided that no Event of Default has occurred under the Lease at any time (other than a Desk Rental Customer Default), commencing on the first day of the fifth Lease Year, the Letter of Credit shall be reduced to an amount equal to $1,000,000.00. Landlord shall cooperate with Tenant in causing the Letter of Credit to be reduced to such amounts, including by executing and delivering any documentation reasonably required by the issuing bank to evidence Landlord’s consent to such reduction. Except as expressly modified by this Section 7, Section 8 of the Lease shall remain in full force and effect.

8. Brokers. Each party represents and warrants to the other that it has not dealt with any broker, agent or other person in connection with this Amendment who is entitled to a commission or fee from the other party. Each party shall indemnify, defend and hold the other party harmless from and against any claims for commissions or fees arising from a breach of the foregoing representation by the indemnifying party.

9. Ratification; Miscellaneous. Except as expressly amended by this Amendment, the Lease is hereby ratified and confirmed and shall remain unchanged and in full force and effect. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall control. This Amendment constitutes the entire agreement between the parties with respect to the matters set forth herein and may not be amended or modified except by a writing signed by Landlord and Tenant. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida. This Amendment may be executed in counterparts and by electronic signatures, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

TENANT:	LANDLORD:

SKYX PLATFORMS CORP.,	400 WORLDWIDE, LLC,
a Florida corporation, d/b/a Sky Technologies	a Florida limited liability company

By:	By:	/s/ Ryan Shear
Name:	Name:	Ryan Shear
Title:	Title:	Authorized Signatory

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

TENANT:		LANDLORD:

SKYX PLATFORMS CORP.,		400 WORLDWIDE, LLC,
a Florida corporation, d/b/a Sky Technologies		a Florida limited liability company

By:	/s/ Leonard J. Sokolow	By:
Name:	Leonard J. Sokolow	Name:
Title:	Chief Executive Officer	Title: